Exhibit 10.3

Independent Contractor Agreement
For Consulting Services

This Independent Contractor Agreement (the “Agreement”) is made and entered into as of June 6, 2015 (the “Effective Date”) by and between magicJack Vocaltec Ltd., a company formed under the laws of the State of Israel, and all of its direct and indirect subsidiaries (collectively, the “Company”), and Timothy McDonald (the “Contractor”).

WITNESSETH:

WHEREAS, the Company desires to retain the Contractor to perform certain professional consulting services specified herein; and

WHEREAS, Contractor represents he has expertise in the services required by the Company and desires to be engaged in the capacity of independent contractor in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Scope of Services

a.           Contractor agrees to perform personally the consulting services (the “Consulting Services”) which may be requested by the Company from time to time.

b.           Contractor shall maintain sole control and discretion as to when the Consulting Services are performed.  In performing the Consulting Services, the Contractor represents and warrants to Company that Contractor shall (1) use diligent efforts and professional skills and judgment; and (2) perform the Services in accordance with recognized standards of the applicable industry and profession.

c.           The Contractor shall communicate with the Company, either in person at the Company’s offices or such other locations as agreed to by the Company, or via the telephone or e-mail, regarding the status of the Consulting Services at least weekly and more often as reasonably requested by the Company from time to time.

d.           The Company will not provide the Contractor with an office or any other space from which to conduct the Consulting Services, and Contractor shall have the sole control and discretion as to where to perform the Consulting Services.

e.           The Contractor agrees to supply, at his or her own expense, any and all tools, equipment or materials necessary for the successful completion of the Consulting Services.

f.           Contractor represents and warrants to Company, that (1) Contractor has, and will maintain throughout the term hereof, full right, power, and authority to enter into and perform its obligations under this Agreement without conflict with the rights of or obligations to any other party, or in violation of any applicable law or regulation; and (2) none of the Consulting Services provided to Company shall contain any confidential information of any third party.

2.	Consideration

a.           In consideration of the Consulting Services performed by the Contractor, the Company agrees to pay Contractor a fee of Twenty Thousand Dollars ($20,000.00) per month (the “Monthly Fee”) for the Consulting Services, with such fees to be pro-rated for any partial month during which Consulting Services are provided hereunder

b.           The Company shall pay the Monthly Fee to Contractor in arrears on the last day of each calendar month.  Contractor shall provide the Company with an invoice for each installment of the Monthly Fee.

c.           The Company agrees to reimburse Contractor for Contractor’s reasonable travel expenses incurred by Contractor for travel requested by the Company provided that such expenses are pre-approved in writing by the Company.  Contractor shall be responsible for all other costs and expenses associated with performance of the Consulting Services.

d.           The Company shall have no obligation to make any payment pursuant to this Agreement unless Contractor is in compliance with all its covenants, agreements and warranties hereunder.

3.      Term.  The Contractor shall commence providing services on the Effective Date and shall continue until this Agreement is terminated by either party in accordance with this Section 3 (the “Term”).  Either party may terminate this Agreement with or without cause on ten (10) days’ prior written notice provided to the other.

4.    Independent Contractor Status

a.           It is understood and agreed that Contractor will act solely as an independent contractor hereunder and shall conduct his operations as an independent contractor, and nothing in this Agreement shall be construed to render Contractor an employee of the Company.  The Company shall have no right to control or direct the details, manner or means by which Contractor accomplishes the results of the Consulting Services.

b.           Contractor understands and recognizes that it is not an agent of the Company and has no authority to and shall not bind, represent or speak for the Company for any purpose whatsoever.

c.           The Company will record payments to Contractor on, and provide to Contractor, an Internal Revenue Service Form 1099, and the Company will not withhold any federal, state or local employment taxes on Contractor's behalf.  Contractor agrees to pay all such taxes in a timely manner and as prescribed by law.

d.           Contractor will not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and Contractor will not be entitled to any benefits under any such policy or benefit plan.

5.      Nondisclosure and Use of Confidential Information.  Contractor acknowledges and agrees that it entered into with the Company and is bound by a certain Non-Disclosure and Confidentiality Agreement executed by Contractor and the Company (the “Confidentiality Agreement”). Contractor further acknowledges and agrees that the Confidentiality Agreement applies to all Confidential Information (as defined therein) provided by the Company to Contractor regardless of the date of disclosure and that the termination of this Agreement, for any reason, shall not effect Contractor’s obligations under the Confidentiality Agreement.

6.      Other Work By Contractor.  During the Term, the Contractor shall be free to provide professional consulting services to entities or individuals other than the Company.

7.      No Conflicting Agreements.  The Contractor hereby represents and warrants that the Contractor has no commitments or obligations inconsistent with this Agreement.  The Contractor hereby agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.    During the period during which the Contractor’s services are engaged by the Company, the Contractor will not enter into any Agreement (oral or written), which may be in conflict with this Agreement.

8.      Transfer and Assignment; Subcontracting.  This Agreement may not be assigned or transferred by Contractor.  Should such an assignment or transfer occur, this Agreement shall become null and void at the discretion of the Company upon written notice by the Company to Contractor. Contractor acknowledges that the Company is relying on the personal skill and expertise of Contractor in performing the Consulting Services.

9.      Return of Property.  At any time upon the Company’s request and, in any event, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to the Company all Company property in Contractor’s possession or under Contractor’s control, in any form, including, but not limited to, products, materials, memoranda, notes, notebooks, records, reports, documents, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

10.    Remedies for Breach.  Contractor acknowledges that the restrictions contained in this agreement are reasonable and necessary to protect the legitimate interests of the Company, and are not unduly burdensome to Contractor.  Without limiting the Company’s rights to pursue any other legal and equitable remedies available to it for any breach or threatened breach (including the recovery or damages) by Contractor of the covenants, agreements and warranties contained herein, Contractor acknowledges that a breach of said covenants, agreements and warranties would cause a loss to the Company that could not reasonably or adequately be compensated in damages in any action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of said covenants, agreements and warranties and that accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing or threatened breaches of Contractor’s covenants, agreements and warranties as set forth herein. It is the intention of the parties hereto that if, in any action before any Court empowered to enforce this Agreement, any term, restriction, covenant, agreement or promise is found to be unenforceable, then such term, restriction, covenant, agreement or promise shall be deemed modified to the extent necessary to make it enforceable by such Court.

11.    Waiver.  Waiver by the Company of a breach of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach of any such provision or of the Company's right to enforce any such provision.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company's President.

12.    Governing Law and Jury Waiver.  This Agreement shall be deemed to have been made in the State of Florida, shall take effect as an instrument under seal within the State of Florida, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of Florida, without giving effect to conflict of law principles.  Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in the State of Florida, and that the Agreement thereafter shall be maintained in the State of Florida.  Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in the State of Florida in a court of competent jurisdiction.  Both parties further acknowledge that venue shall exclusively lie in the State of Florida. BOTH PARTIES FURTHER AGREE THAT ANY SUCH ACTION, DEMAND, CLAIM OR COUNTERCLAIM SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.

13.    Certification by Contractor.  Contractor certifies that all information and data provided by Contractor to the Company in order to obtain this Agreement or in response to the Company requests for information and data are accurate, complete and current as of the date of execution of this Agreement.

14.    Effect on Existing Agreements.  This Agreement shall have no effect on the enforceability of (a) the surviving terms of the Employment Agreement by and between the Company and Contractor dated December 13, 2013, or (b) the Separation Agreement and Release between the Company and Contractor dated June 5, 2015, each of which shall remain in full force and effect notwithstanding, and not modified by, any provision of this Agreement.

15.    Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, including counterparts delivered by electronic signature or PDF, each of which shall be treated as an original.

16.    Headings.  All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

17.    Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to another address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

All notices to the Company shall be sent to: magicJack Vocaltec Ltd. 222 Lakeview Avenue, Suite 1600 West Palm Beach, Florida 33401 Attention: CEO	All notices to Contractor shall be sent to: Timothy McDonald 191 Mine Mount Road Bernardsville, NJ 07924

18.    Severability.  If any portion or provision of this Agreement shall to any extent be declared unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.    Modifications.  No modification of this contract shall be binding upon the parties hereto, unless such is in writing and duly signed by the respective parties hereto.  This Agreement shall take effect when signed by both parties.

IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed as of the date first above written.

magicJack Vocaltec Ltd

By: __________________________________ Name: Gerald T. Vento Title: CEO	__________________________________ Timothy McDonald

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